EXHIBIT 10.33
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                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT, effective as of January 8, 2001 ("Agreement Date"), is made between Barneys New York, Inc., a Delaware corporation having its principal place of business at 575 Fifth Avenue, New York, New York 10017 ("Company"), and Howard Socol ("Executive"), residing at 136 Sullivan Street, New York, New York 10012.

                                    ARTICLE I

                                    PURPOSES

                  The Board of Directors of the Company ("Board") has determined that it is in the best interests of the Company and its stockholders to obtain the services of the Executive on the terms and conditions set forth herein.

                                   ARTICLE II

                               CERTAIN DEFINITIONS

                  In addition to the terms specifically defined elsewhere in this Agreement, the following terms shall have the respective meanings indicated (unless the context indicates otherwise):

         2.1 "Article" means an article of this Agreement.

         2.2 "Cause" means any of the following:

                  (a) Executive's final conviction of a felony or plea of nolo contendere to a felony charge, which conviction is non-appealable or for which the period for filing an appeal has expired;

                  (b) Executive's material willful breach of his duties under this Agreement which is not cured by the Executive within ten (10) days of receipt of Notice of Consideration from the Board to the Executive; provided, that the following acts or omissions are not curable: (i) repeated instances of such breach; (ii) any material willful breach by the Executive of the covenants set forth in ARTICLE IX; (iii) any knowing and intentional or willful material misrepresentation or omission by the Executive to the Board, Executive Committee or Principal Stockholders in the performance of his duties under this Agreement regarding the financial condition of the Company or any other material aspect of the Company's business; (iv) any act or omission by the Executive taken with the intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled; (v) willful theft of material property; (vi) willful physical assault (excluding incidental, accidental or inconsequential contact) of any other individual on the premises of the Company or in the course


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         of performing services for the Company; and (vii) material fraud perpetrated on the Company;

                  (c) Executive's habitual neglect of his duties which is not cured within ten (10) days of receipt of Notice of Consideration from the Board to the Executive; or

                  (d) Executive's material breach of the representations and covenants under Section 11.1.

                  Cause shall not include any one or more of the following: (i) negligence of the Executive (other than his habitual neglect of duty);
         (ii) any act or omission believed by the Executive in good faith to have been in and not opposed to the interests of the Company and its Subsidiaries (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled) and reasonably believed by the Executive not to have been improper or unlawful; (iii) an error in judgment made by the Executive in good faith and not constituting a willful neglect or disregard of his duties hereunder; or (iv) any act or omission with respect to which Notice of Consideration is given more than twelve (12) months after the earliest date on which any non-employee director of the Company, who was not a party to the act or omission, knew of such act or omission. Further, in the event Executive receives Notice of Consideration of any alleged failure to perform his duties or responsibilities which is otherwise curable, such failure or omission shall be deemed to have been cured if the Executive commences the performance of such duties or undertakes such responsibilities, in good faith, within ten (10) days following receipt of the Notice of Consideration; provided, however, that repeated instances of such failure or other breach shall be evidence of bad faith and nothing in this sentence shall be construed as permitting or excusing repeated instances of breach or habitual neglect of duties.

         2.3 "Change of Control" of the Company means the occurrence of any of the following:

                  (a) (x) any person or other entity (other than any of the Company's Subsidiaries, the Principal Stockholders, the Executive and their affiliates), including any person as defined in Section 13(d)(3) of the 1934 Act, becomes the beneficial owner, as defined in Rule 13d-3 of the 1934 Act, directly or indirectly, of more than (i) fifty percent (50%) of the Voting Stock of the Company or (ii) the Voting Stock of the Company beneficially owned, directly or indirectly, by the Principal Stockholders, the Executive and their respective affiliates ("Principal Stockholders Group"), and (y) in the case of clause (ii) only, the Principal Stockholders Group owns, in the aggregate, less than forty percent (40%) of the Voting Stock of the Company;

                  (b) the Board approves the sale of all or substantially all of the property or assets of the Company and such sale is consummated;



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                  (c) the Board approves a consolidation or merger of the
         Company with another corporation (other than with any of the Company's Subsidiaries) and such consolidation or merger is consummated, unless such consummation would result in the stockholders of the Company immediately before the occurrence of such consolidation or merger owning, in the aggregate, (i) at least sixty-five percent (65%) of the Voting Stock of the surviving entity, or (ii) more than fifty percent (50%) of the Voting Stock of the surviving entity, and the Principal Stockholders Group owns, in the aggregate, at least thirty-five percent (35%) of the Voting Stock of the surviving entity; or

                  (d) a change in the Board occurs with the result that the members of the Board on the Agreement Date ("Incumbent Directors") no longer constitute a majority of such Board; provided, that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof; and provided, further, that any director whose appointment or nomination occurs and is required and made by any person other than the Company and its affiliates (including the Principal Stockholders) in connection with an acquisition of Voting Stock of the Company pursuant to a merger, consolidation, purchase of shares or similar transaction involving the Company shall not be treated as an Incumbent Director.

                  2.4 "Code" means the Internal Revenue Code of 1986, as amended.

                  2.5 "Disability" means any medically determinable physical or mental impairment that has lasted for a period of at least six (6) months, can be expected to be permanent or of indefinite duration, and renders the Executive unable to perform the duties required under this Agreement, as certified by a physician jointly selected by the Company or its insurers and the Executive or the Executive's legal representative. In the event a physician is not jointly selected in a timely manner, either the Company, its insurers, the Executive or the Executive's representatives may request the Chief of Medicine (or equivalent position) at either Baptist Hospital in Miami-Dade County, Florida, or New York University Medical Center to select a highly competent and reputable physician to evaluate the Executive's physical or mental condition.

         2.6 "EBITDA" means, with respect to each fiscal year of the Company, the Company's consolidated earnings before interest, income taxes, depreciation, amortization and extraordinary items for such fiscal year, as determined in accordance with generally accepted accounting principles and certified to by the Company's outside independent auditors.

         2.7 "Executive Committee" means the Executive Committee of the Board as appointed from time to time.

         2.8 "Good Reason" means any of the following:



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                  (a) the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3.1, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within ten (10) days after receipt of Notice of Consideration given by the Executive to all members of the Executive Committee, provided that repeated instances of such action shall be evidence of the bad faith of the Company and nothing in this clause (a) shall be construed as permitting or excusing repeated instances of such actions;

                  (b) any material failure by the Company to comply with any provision of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of written Notice of Consideration given by the Executive, provided that repeated failures shall be evidence of the bad faith of the Company and nothing in this clause (a) shall be construed as permitting or excusing repeated instances of such actions;

                  (c) failure of the Executive to be elected or reelected Chairman of the Board and Chief Executive Officer of the Company or to be elected or reelected to membership on the Board; or

                  (d) a termination of employment by the Executive for any reason or no reason after the three-month period commencing on the date of a Change of Control, and before the first anniversary of such Change of Control, that has not been agreed to in writing by the Executive.

         2.9 "1934 Act" means the Securities Exchange Act of 1934, as amended.

         2.10 Notice of Consideration" means a written notice given in accordance with Section 11.8 and which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, and (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such termination provision.

         2.11 "Notice of Termination" means a written notice given in accordance with Section 11.8 and which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, and (b) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

         2.12 "Principal Stockholders" means Bay Harbour Management L.C., Whippoorwill Associates, Inc and their respective affiliates (other than the Company and its Subsidiaries).



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         2.13 "Subsidiary" means a corporation as defined in Section 424(f) of the Code with the Company being treated as the employer corporation for purposes of this definition.

         2.14 "Termination Date" means the date of receipt of the Notice of Termination or any later date specified in such notice, which date shall be (i) in the case of any termination for Cause or resignation for Good Reason, not less than ten (10) days after the giving of such notice; (ii) in the case of any resignation by Executive without Good Reason, at least six (6) months after the date of such notice (unless an earlier date is agreed to by the Company), and
(iii) in the case of any termination of the Agreement Term by the Company, at least six (6) months after the date of such notice, provided, however, that (a) if the Executive's employment is terminated by reason of death, then the Termination Date shall be the date of Executive's death and (b) if the Executive's employment is terminated by reason of Disability, then the Termination Date shall be the date on which such Disability is certified to by a physician in accordance with Section 2.5.

         2.15 "Voting Stock" of a corporation means all classes of capital stock of such corporation normally entitled to vote for the election of directors of such corporation.

                                   ARTICLE III

                   POSITION, DUTIES, COMPENSATION AND BENEFITS

         3.1 Position and Duties.

                  (a) During the Agreement Term, the Executive shall be employed as the Chairman of the Board, Chief Executive Officer and President of the Company with duties, responsibilities, powers and authorities commensurate with such positions. The Executive shall have broad discretion and authority to manage and direct the day-to-day affairs of the Company. Neither the Board nor the Executive Committee shall manage and direct the day-to-day affairs of the Company, except to the extent affected by the exercise by the Board or Executive Committee of its corporate governance duties and responsibilities, including, but not limited to, issuance of shares of common or preferred stock of the Company; material financing transactions; approval, adoption and amendment of employee compensation and benefit plans, programs or policies; administration of executive incentive compensation plans, programs or policies; and approval of any annual business plan and capital expenditure plan. The Executive shall meet with the Board on a periodic basis and shall meet with the Executive Committee on a monthly basis (if requested by the Co-Chairs of the Executive Committee) regarding the Company's performance sufficient to enable the Board and the Executive Committee to fulfill their corporate governance responsibilities. The Executive promptly shall disclose to the Executive Committee and other members of the Board any indication of interest by any person (as defined in Section 13(d)(3) of the 1934 Act) to purchase shares of the Company's common stock or any other


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         transaction which could result in a Change of Control of the Company.
         Executive's services shall be performed principally at the Company's corporate offices in New York City, New York.

                  (b) During the Agreement Term (other than any periods of vacation, sick leave or Disability to which the Executive is entitled), the Executive shall devote substantially all of the Executive's attention and time to the business and affairs of the Company to discharge the duties assigned to the Executive in accordance with this Agreement, and to use the Executive's best efforts to perform faithfully and efficiently such duties. During the Agreement Term, the Executive may (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions, (3) provide consulting services to other business entities, including those in the retail clothing industry, and
         (4) manage personal investments, so long as such activities, either individually or in the aggregate, do not materially interfere or conflict with the performance of the Executive's duties under this Agreement and subject to the covenants set forth in ARTICLE IX.

         3.2 Agreement Term. The term of this Agreement means the period commencing on the Agreement Date and ending on January 31, 2004 ("Agreement Term"), subject to earlier termination by either party on six (6) months prior written notice provided to the other party at any time after January 31, 2002 or otherwise in accordance with Article IV.

         3.3 Salary and Bonus.

                  (a) On January 8, 2001 or as soon as practicable thereafter, the Executive shall be paid by the Company a cash lump sum equal to $100,000 to be applied to the purchase of clothing and accessories at any of the Company's stores during his employment.

                  (b) During the Agreement Term, the Executive shall earn a salary ("Salary") at the rate of $1,000,000 per year, payable in accordance with the Company's payroll policies. Salary payments shall begin as of the date on which the Executive actually begins work for the Company.

                  (c) During the Agreement Term constituting the period commencing on February 1, 2001 and ending on January 31, 2004, the Executive shall also earn an annual bonus for each fiscal year of the Company equal to the following amount:

                      (1) if the Company achieves 90% of business plan target EBITDA for such fiscal year, 50% of annual Salary paid with respect to such year;



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                      (2) if the Company achieves 100% of business plan target
                      EBITDA for such year, 75% of annual Salary paid with respect to such year ("Target Bonus");

                      (3) if the Company achieves 125% of business plan target EBITDA for such fiscal year, 100% of annual Salary paid with respect to such year; and

                      (4) if the Company achieves 150% or more of business plan target EBITDA for such fiscal year, 125% of annual Salary paid with respect to such year.

         The Bonus for each fiscal year shall be paid to Executive by the Company in cash not later than the March 31 next following the end of such fiscal year or, if later, the fifth (5th) business day after the Company's receipt of its audited financial statements for such fiscal year.

                  (d) Notwithstanding the foregoing provisions of Section 3.3(c), the amount of Bonus for the Company's fiscal year beginning on February 1, 2001 is guaranteed to be $1,000,000 (the "Guaranteed Bonus"), regardless of the business plan target EBITDA achieved for such fiscal year. The Guaranteed Bonus shall be paid in full in cash no later than February 15, 2002, and, if the amount of Bonus determined in accordance with Section 3.3(c) exceeds $1,000,000, the excess shall be paid in the manner provided in such Section.

                  (e) In the event the Executive's employment terminates during the Agreement Term for any reason other than for Cause or Executive's resignation without Good Reason, the amount of Bonus to which the Executive shall be entitled with respect to the fiscal year in which such termination occurs shall be the greater of (i) $1,000,000 if such termination occurs on or before January 31, 2002 by reason of any termination by the Company without Cause or resignation by Executive for Good Reason, and (ii) the amount of Bonus determined in accordance with Section 3.3(c) based upon the full year results for the fiscal year of the Company in which such termination occurs multiplied by a fraction the numerator of which is the number of days in such fiscal year in which the Executive was actually employed by the Company and the denominator is 365; provided, however, that in the case of any Termination by the Company without Cause or resignation for Good Reason such prorated Bonus shall not be less than 25% of Salary (the "Minimum Prorated Bonus"). The Minimum Prorated Bonus, if applicable, shall be payable in full in cash within 15 days after the Termination of the Executive's employment under this Agreement, with any remaining amount of the prorated Bonus payable in full in cash not later than the March 31 next following the end of such fiscal year or, if later, the fifth
         (5th) business day after the Company's receipt of its audited financial statements for such fiscal year.

         3.4 Other Benefits.



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                  (a) Specified Benefits. During the Agreement Term, the
         Executive shall be entitled to receive the following benefits from the
         Company:

                           (1) Air Travel. (i) First class airfare for all
                  business-related travel of the Executive; (ii) first class airfare for the Executive's spouse for all business-related travel of the Executive with respect to which the Executive, in his sole and absolute discretion, elects to be accompanied by his spouse; and (iii) first class airfare for six round trips per year to Miami to be used by Executive or his spouse.

                           (2) Automobile. Choice of car and driver, or use of
                  car service, at Executive's election.

                           (3) Executive Secretary. A full-time executive
                  secretary reasonably selected by the Executive.

                           (4) Employee Discount. An employee discount on all
                  purchases from the Company equivalent to the employee discount provided from time to time to members of the Board, which, as of the date hereof, is without any limitation on the total amount of purchases subject to such discount.

                           (5) Housing Allowance. At such time during the
                  Agreement Term when the Executive moves from his current New York residence to another residence in the City of New York, the Company shall provide the Executive with a housing allowance at the annual rate of $50,000, payable monthly; provided, however, that if the Executive rents (instead of owns) such new residence the monthly housing allowance shall be payable by the Company only to the extent the monthly rent on such new residence exceeds the monthly rent on his current New York residence.

                           (6) Attorney's Fees Related to This Agreement. The
                  Company shall pay the reasonable fees and expenses incurred by Executive for legal, tax and financial advice in connection with the negotiation and preparation of this Agreement up to a maximum of $50,000.

                           (7) Annual Financial Consulting Fees. The Company
                  shall pay the Executive for the Executive's reasonable financial consulting fees and expenses up to $26,000 annually.

                  (b) Savings and Retirement Plans. During the Agreement Term, the Executive shall be entitled to participate in all savings and retirement plans (other than the Barneys Employees Stock Plan) provided by the Company from time to time applicable to senior executives of the Company generally.



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                  (c) Welfare Benefit Plans. During the Agreement Term, the
         Executive and his spouse solely in her capacity as an eligible dependent, beneficiary or alternate payee shall be eligible to participate in and receive, without duplication, all benefits under welfare benefit plans provided from time to time by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance plans) applicable to senior executives of the Company and their spouses generally and in accordance with the terms of such plans; provided, however, that the Executive shall not be entitled to participate in any severance pay plan of the Company except to the extent the amount of severance pay under any such plan exceeds the amount payable under Article V; and provided, further, that the Executive's life insurance shall be in an amount not less than his Salary and his insured coverage under any long-term disability benefits policy shall be an annual benefit of $240,000 per year through age 65 subject to conventional underwriting criteria and maximum limits on coverage generally applied by the largest United States disability insurers.

                  (d) Other Fringe Benefits. During the Agreement Term, the Executive shall be entitled, without duplication, to fringe benefits (in addition to the specified benefits described in Section 3.4(a)) provided by the Company from time to time in accordance with the most favorable fringe benefit plans applicable to senior executives of the Company generally.

                  (e) Expenses. During the Agreement Term, the Executive shall be entitled to reimbursement of all reasonable business-related expenses incurred by the Executive upon the Company's receipt of accountings in accordance with the terms of the most favorable policies applicable to senior executives of the Company generally.

                  (f) Office and Support Staff. During the Agreement Term, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments and to secretarial and other assistance, provided by the Company from time to time, in each case in accordance with the most favorable policies applicable to senior executives of the Company generally.

                  (g) Vacation. During the Agreement Term, the Executive shall be entitled to paid vacation provided by the Company from time to time in accordance with the most favorable policies applicable to senior executives of the Company generally, but in no event less than six weeks per year.

         3.5 Stock Options.

                  (a) Grant of Stock Options. The Company shall grant to the Executive a non-qualified option to purchase approximately 790,000 shares of the Company's common stock ("Option"), representing five percent of the Company's total outstanding shares of common stock ("Stock") on a fully-diluted basis as of January 8, 2001, including any


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         outstanding options, warrants and shares of convertible preferred stock, in each case on an as converted basis. The Options shall be granted as of January 8, 2001, subject to shareholder approval of any required amendments to the Company's Stock Option Plan.

                  (b) Exercise Price of Stock Options. The exercise price for each share of Stock subject to the Option shall be $9.625 per share ("Option Price").

                  (c) Vesting of Options.

                           (1) Vesting Schedule. Twenty-five percent (25%) of
                  the shares of Stock subject to the Option shall vest and the Option shall become exercisable as to such shares on January 31, 2002; provided the Executive remains employed with the Company on such date. An additional twenty-five (25%) of the shares of Stock subject to the Option shall vest and the Option shall become exercisable as to such shares on January 31, 2003; provided the Executive remains employed with the Company on such date. The remaining fifty percent (50%) of the shares of Stock subject to the Option shall vest and the Option shall become exercisable as to such shares on January 31, 2004; provided, that the Executive remains employed by the Company on such date.

                           (2) Acceleration of Vesting. The Option shall become
                  fully vested and immediately exercisable upon (i) Executive's termination of employment by the Company without Cause, (ii) Executive's termination of employment for Good Reason, or
                  (iii) a Change of Control of the Company.

                           (3) Death or Disability. An additional number of
                  shares of Stock subject to the Option shall vest and become exercisable on the date of Executive's death or Disability during the Agreement Term, and such number is determined by multiplying (i) the number of shares that would have vested at the end of the fiscal year in which such termination occurs by
                  (ii) a fraction the numerator of which is the number of days in such fiscal year up to and including the date of Executive's death or Disability and the denominator of which is 365.

                           (4) Forfeiture of Unvested Shares. Subject to the
                  foregoing provisions of this Section 3.5, all shares of Stock subject to the Option that are not vested on the date of the Executive's termination of employment for any reason shall be forfeited on such date, and such unvested portion of the Option shall be deemed to be cancelled on such date.

                  (d) Exercise Period of Options. Subject to the other provisions of this Section 3.5, each Option shall, upon becoming vested and exercisable, remain exercisable through and including January 7, 2007 or, if earlier, the second anniversary of Executive's termination


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         of employment with the Company and its Subsidiaries prior to January
         31, 2004 by reason of his resignation without Good Reason, death, Disability, or his termination by the Company for Cause.

                                   ARTICLE IV

                            TERMINATION OF EMPLOYMENT

         4.1 Voluntary Dismissal. Either the Company or the Executive may terminate Executive's employment by providing six (6) months prior written notice to the other party at any time after January 31, 2002; provided, however, that the Company may relieve the Executive of his duties during such six-month period and such action shall not constitute Good Reason. A Notice of Termination provided during the Agreement Term by the Company to the Executive pursuant to this Section 4.1 shall be treated, solely for purposes of this Agreement, as a termination by the Company without Cause as of the Termination Date set forth in such notice, except in the case of a Termination Date of January 31, 2004.

         4.2 Disability. The Executive's employment shall terminate automatically upon the Executive's Disability.

         4.3 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Agreement Term.

         4.4 Cause.

                  (a) Subject to the provisions of Section 4.4(b), during the Agreement Term, the Company may terminate the Executive's employment for Cause.

                  (b) The Company may not terminate the Executive's employment for Cause unless:

                        (1) no fewer than twenty (20) days prior to the Termination Date, the Company provides Executive with Notice of Consideration of its intent to consider termination of Executive's employment for Cause;

                        (2) for a period of not less than twenty (20) days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf; and

                        (3) following the presentation to the Board as provided in clause (2) above or following Executive's failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than twenty (20) days after the date the Notice of Consideration is provided), the Executive may be terminated for Cause if (A) the Board, by a more than seventy-five percent (75%) vote of its members (excluding Executive if he


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is a member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), determines that the actions or inactions of the Executive specified in the Notice of Consideration occurred, that such actions or inactions constitute Cause, and that Executive's employment should accordingly be terminated for Cause; and (B) the Board provides Executive with Notice of Termination.

                  (c) A passage of time of less than twelve (12) months prior to delivery of Notice of Termination or a failure by the Company to include in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company under this Agreement or preclude the Company from asserting such fact or circumstance in enforcing rights under this Agreement, provided that such fact or circumstance is a basis to support Executive's termination of employment for Cause as specified in both the Notice of Consideration and Notice of Termination.

                  (d) The Board, by unanimous vote of its members (excluding Executive if he is a member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), may relieve the Executive of his duties, without such act constituting Good Reason, during the consideration of his termination for Cause following a Notice of Consideration. The Executive shall be restored to his duties if the Board fails to issue a Notice of Termination within thirty (30) days following the Executive's appearance before the Board or, if Executive does not request or fails to make an appearance before the Board.

         4.5 Good Reason.

                  (a) During the Agreement Term, the Executive may terminate his employment for Good Reason provided that the Executive has (i) provided at least twenty (20) days prior Notice of Consideration to the Board of his intent to resign for Good Reason and (ii) if requested by any member of the Board, attend a meeting of the Board or the Executive Committee to be held within twenty (20) days following such notice to discuss his resignation for Good Reason.

                  (b) Any termination of employment by the Executive for Good Reason shall be communicated to the Board by Notice of Termination. A passage of time of less than twelve (12) months prior to delivery of Notice of Termination or a failure by the Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive under this Agreement or preclude the Executive from asserting such fact or circumstance in enforcing rights under this Agreement.

         4.6 Upon any termination of Executive's employment, in accordance with this Article IV, the Agreement Term shall end immediately after such termination.

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                                    ARTICLE V

            OBLIGATIONS OF THE COMPANY UPON TERMINATION OF EMPLOYMENT

         5.1 If by the Executive for Good Reason or by the Company Other Than for Cause or Disability or Death. If, during the Agreement Term, the Company shall terminate Executive's employment other than for Cause, Disability or death, or if the Executive shall terminate employment for Good Reason, the Company's obligations to the Executive shall be as follows:

                  (a) The Company shall immediately pay the Executive, a cash amount equal to the sum of the following amounts:

                        (1) all amounts of Salary and Bonus previously accrued to the benefit of the Executive through the Termination Date ("Accrued Obligations");

                        (2) to the extent unpaid on any Termination Date prior to February 1, 2002, Salary through January 31, 2002;

                        (3) the Bonus payable in accordance with Section 3.3(e); and

                        (4) an amount by which 75% of Salary exceeds the sum of the salary (excluding Bonus) paid pursuant to clauses (1) and (2) above for the portion of the fiscal year preceding the Termination Date.

                  (b) On the Termination Date, the Executive shall become fully vested in, and may thereupon exercise, in whole or in part, the Option granted to the Executive subject to the other provisions of the Agreement.

                  For a period of six months following the Termination Date, Executive and his spouse shall be entitled to continued coverage under the Company's medical, dental and other health benefit plans, and group life insurance plans, as in effect for senior management employees of the Company.

         5.2 If by the Company for Cause. If the Company shall terminate the Executive's employment for Cause during the Agreement Term, this Agreement (other than Articles IX and X) shall terminate without further obligation by the Company to the Executive, other than (a) the obligation immediately to pay Executive in cash all Accrued Obligations and (b) the obligations of the Company under all Stock Options granted to the Executive that have vested as of the Termination Date, subject to Article III.

         5.3 If by the Executive Other Than for Good Reason. If the Executive shall terminate employment other than for Good Reason by proper Notice of Termination provided after January 31, 2002, this Agreement (other than Articles IX and X) shall terminate without further obligation by the Company, other than
(a) the obligation immediately to pay the Executive in cash all Accrued Obligations, (b) the Bonus payable in accordance with Section 3.3(e), and (c)


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the obligations of the Company under all Stock Options granted to the Executive that have vested as of the Termination Date, subject to Article III.

         5.4 If upon Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Agreement Term, this Agreement (other than Articles IX and X) shall terminate without further obligation to the Executive, other than (a) the obligation immediately to pay the Executive or his legal representative in cash all Accrued Obligations, (b) the Bonus payable in accordance with Section 3.3(e), (c) the Executive's right after the date of Executive's Disability to receive disability and other benefits in accordance with the disability and other applicable benefit plans in effect on the date of Executive's Disability and (d) the obligations of the Company under all Stock Options granted to the Executive pursuant to Article III.

         5.5 If upon Death. If the Executive's employment is terminated by reason of the Executive's death during the Agreement Term, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement, other than (a) the obligation immediately to pay the Executive's estate or beneficiary in cash all Accrued Obligations, (b) the Bonus payable in accordance with Section 3.3(e), (c) the right of the Executive's family to receive benefits in accordance with the applicable benefit plans in effect on the date of Executive's death, and (d) the obligations of the Company under all Stock Options granted to the Executive pursuant to Article III.

         5.6 Resignation. In the event that the Executive's employment is terminated during the Agreement Term for any reason, Executive shall cease to be and shall resign as of the Termination Date as Chairman of the Board and as a member of the Board, and all other positions with the Company and its subsidiaries, unless otherwise mutually agreed in writing by the Company and the Executive.

                                   ARTICLE VI

                           EQUITY OWNERSHIP PROVISIONS

         6.1 Tag-Along Rights. The Executive shall have tag-along rights as set forth in that certain Stockholders Agreement, dated as of the date hereof, among Bay Harbour Management L.C. for its managed accounts, Whippoorwill Associates, Inc. as agent and/or general partner for its discretionary accounts and as investment advisor to Whippoorwill/Barney's Obligations Trust - 1996, and the Executive ("Stockholders Agreement").

         6.2 Drag-Along Rights. The Executive shall be subject to certain drag-along rights as set forth in the Stockholders Agreement.

         6.3 Voting of Shares. The Executive agrees to vote the shares of the Company's common stock held by him from time to time as set forth in the Stockholders Agreement.



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

         6.4 Registration. The Executive shall have certain rights to request registration of his shares of Company common stock under the Securities Act of 1933, as amended, as set forth in that certain Registration Rights Agreement, dated as of the date hereof, between the Company and the Executive.

                                   ARTICLE VII

                              EXPENSES AND INTEREST

         7.1 Legal Fees and Other Expenses. If the Executive incurs reasonable legal fees in an effort to secure, establish entitlement to, or obtain benefits under this Agreement (including, without limitation, the fees and other expenses of the Executive's legal counsel in connection with enforcing the Executive's rights to indemnification in Article X) and the Executive prevails, the Company shall reimburse the Executive for such fees and expenses.

         7.2 Interest. If the Company does not pay any amount due to the Executive under this Agreement within three (3) days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to two percent (2.0%) above the base commercial lending rate announced by The Chase Manhattan Bank in effect from time to time during the period of such nonpayment.

                                  ARTICLE VIII

                            NO SET-OFF OR MITIGATION

         8.1 No Set-off by Company. The Executive's right to receive when due the payments and other benefits provided for under and in accordance with the terms of this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

         8.2 No Mitigation. The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer; provided, however, that after a termination of employment by the Executive for Good Reason as defined in Section 2.8(d), any amounts payable under ARTICLE V to the Executive shall be subject to mitigation to the extent of compensation arising from or attributable to services performed, directly or indirectly, by the Executive as a consultant, employee, officer or director for the Company or


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any of its affiliates or successors, if the Executive's principal duties and responsibilities with respect to such services pertain to or include the Company's business.

                                   ARTICLE IX

                       CONFIDENTIALITY AND NONCOMPETITION

         9.1 Confidentiality. Executive acknowledges that it is the policy of the Company and its Subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its Subsidiaries relating to their business, operations, employees and customers, which gives the Company and its Subsidiaries a competitive advantage in the retail clothing industry and other businesses in which the Company and its Subsidiaries are engaged, including trade secrets ("Confidential Information"). Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its Subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its Subsidiaries. Executive agrees that, except as required by the duties of his employment with the Company and/or its Subsidiaries and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to the Company, he will not, without the consent of the Company, disseminate or otherwise disclose any Confidential Information obtained during his employment with the Company and/or its Subsidiaries for so long as such information is valuable and unique.

         9.2 Nonsolicitation. During the Agreement Term and, if Executive's employment is terminated for any reason, thereafter for a period of one (1) year, Executive shall not (a) employ any employee of the Company and/or its Subsidiaries or (b) interfere with the Company's or any of its Subsidiaries' relationship with, or endeavor to entice away from the Company and/or its Subsidiaries any person, firm, corporation, or other business organization who or which at any time (whether before or after the date of Executive's termination of employment), was an employee, customer, vendor or supplier of, or maintained a business relationship with, any business of the Company and/or its Subsidiaries which was conducted at any time during the period commencing one
(1) year prior to the termination of employment.

         9.3 Noncompetition. During the Agreement Term prior to Executive's termination of employment, and if the Executive is terminated for Cause or resigns without Good Reason, thereafter for a period of one (1) year, Executive shall not engage in any Competitive Activity (as defined below) without the prior approval of the Board. "Competitive Activity" means, directly or indirectly, to carry on, be engaged in or have any financial interest, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, in any of the following corporations or their respective Subsidiaries: Saks Fifth Avenue, Neiman Marcus Corporation, Bergdorf Goodman or Nordstrom.



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

         9.4 Remedy. Executive and the Company specifically agree that, in the event that Executive shall breach his obligations under this Article IX, the Company and its Subsidiaries will suffer irreparable injury and shall be entitled to injunctive relief therefor, and shall not be precluded from pursuing any and all remedies it may have at law or in equity for breach of such obligations; provided, however, that such breach shall not in any manner or degree whatsoever limit, reduce or otherwise affect the obligations of the Company under this Agreement, and in no event shall an asserted breach of the Executive's obligations under this Article IX constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement; and provided, further, that any breach of Section 9.3 shall not include a claim for injunctive relief against the Executive.

         9.5 This Article IX shall survive any termination of this Agreement.

                                    ARTICLE X

                   INDEMNIFICATION; NON-EXCLUSIVITY OF RIGHTS

         10.1 Indemnification. The Executive shall be indemnified and held harmless by the Company to the greatest extent permitted under applicable Delaware law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification than was permitted prior to such amendment) if Executive was, is, or is threatened to be made, a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of the Company or any other entity which Executive is or was serving at the request of the Company ("Proceeding"), against all expenses (including without limitation, all reasonable attorneys' fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other reasonable disbursements or expenses customarily required in connection with asserting or defending claims) ("Expenses") and all claims, damages, liabilities and losses (including, without limitation, judgments; fines; liabilities under the Code or the Employee Retirement Income Security Act of 1974, as amended, for damages, excise taxes or penalties; damages, fines or penalties arising out of violation of any law related to the protection of the public health, welfare or the environment; and amounts paid or to be paid in settlement) incurred or suffered by the Executive or to which the Executive may become subject for any reason. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 7.1(a).

         10.2 Advancement of Expenses and Costs. All Expenses incurred by or on behalf of the Executive in defending or otherwise being involved in a Proceeding shall be paid by the Company in advance of the final disposition of a Proceeding, including any appeal therefrom, within thirty (30) days after the receipt by the Company of a statement or statements from the Executive


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

requesting such advance or advances from time to time. Such statement or statements shall evidence the Expenses incurred by the Executive in connection therewith, together with supporting invoices, receipts and other documentation.

         10.3 Effect of Certain Proceedings. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, except, in each case, to the extent that the terms thereof expressly so provide, shall not, of itself (a) adversely affect the rights of the Executive to indemnification, or (b) create a presumption that the Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification or contribution is not permitted by applicable law.

         10.4 Other Rights to Indemnification. The Executive's rights of indemnification and advancement of Expenses provided by this Article X shall not be deemed exclusive of any other rights to which the Executive may now or in the future be entitled under applicable law, the certificate of incorporation, by-laws, agreement, vote of stockholders, or resolution of the Board of the Company, or other provisions of this Agreement or any other agreement, or otherwise.

         10.5 Representations. The Company represents and warrants that this
Article X does not conflict with or violate its certificate of incorporation or by-laws, and agrees that it will not amend its certificate of incorporation or by-laws in a manner that would limit the rights of the Executive hereunder. The Company represents that the execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by its Board.

         10.6 Survival of Indemnity. This Article X shall survive any termination of the relationship of the Executive with the Company, and shall be binding on, and inure to the benefit of the successors and assigns of the Company and the successors, assigns, heirs and personal representatives of the Executive.

         10.7 Non-Exclusivity of Rights. This Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company or any of its Subsidiaries and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan or applicable law except as expressly modified by this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS



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         11.1 Representations; Nondisclosure. The Executive will not disclose to the Company or use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. The Executive represents and warrants that he is not a party to any agreement, contract or understanding, employment or otherwise, which would restrict or prohibit him in any way from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

         11.2 No Assignability. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         11.3 Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business and/or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

         11.4 Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive's estate.

         11.5 Non-alienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

         11.6 Severability. If any one or more articles, sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any article, section or other portion not so declared to be unlawful or invalid. Any article, section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such article, section or other portion to the fullest extent possible while remaining lawful and valid.

         11.7 Amendments. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive.


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         11.8 Notices. All notices and other communications under this Agreement shall be in writing and delivered by hand or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                           Howard Socol
                           136 Sullivan Street PH
                           New York, New York   10012

                  with a copy to:

                           Stephen N. Lipton, LLC
                           Suite 1103
                           2100 South Ocean Lane
                           Fort Lauderdale, Florida 33316
                           954-524-8813 (fax)
                           slipton@bellsouth.net

                  If to the Company:

                           Barneys New York, Inc.
                           575 Fifth Avenue
                           New York, New York 10017
                           Attention:  Marc H. Perlowitz, Esq.

                  with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention:  Ted S. Waksman, Esq.

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

         11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

         11.10 Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

         11.11 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.



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         11.12 Tax Withholding. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

         11.13 No Waiver. The Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

         11.14 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to its subject matter.

                  IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement effective as of the date first above written, executed January 8, 2001.

                               BARNEYS NEW YORK, INC.



                               By:      /s/ Marc H. Perlowitz
                                        -------------------------------
                               Title:   Executive Vice President
                                        -------------------------------

                               /s/ Howard Socol
                               ----------------------------------------
                               HOWARD SOCOL




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